Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 Oct. 30, 2007 FOR IMMEDIATE RELEASE

NOTE TO EDITORS: This news release reflects the earnings report of FPL Group, Inc. Reference to the corporation and its earnings or financial results should be to "FPL Group" and not abbreviated using the name "FPL" as the latter is the name/acronym of the corporation's electric utility subsidiary.

FPL Group announces strong third quarter earnings

  FPL Energy reports continued outstanding performance

  Florida Power & Light Company customer growth remains strong despite the slowdown in new home construction

  FPL Group reaffirms 2007 adjusted earnings per share expectation; increases 2008 adjusted EPS expectation range to $3.83 to $3.93; sets 2009 adjusted EPS expectations of $4.15 to $4.35
  FPL Group expects average annual adjusted EPS growth of at least 10 percent for 2006-2012

JUNO BEACH, Fla. (Oct. 30, 2007) - FPL Group, Inc. (NYSE: FPL) today reported 2007 third quarter net income on a GAAP basis of $533 million, or $1.33 per share, compared to $527 million, or $1.32 per share, in the third quarter of 2006. FPL Group's net income for the third quarter of 2007 includes a net unrealized after-tax gain of $40 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's third quarter included a net unrealized after-tax gain of $74 million associated with the mark-to-market effect of non-qualifying hedges and $7 million of after-tax merger related costs.

Excluding the mark-to-market effect of non-qualifying hedges (and merger-related costs in 2006), FPL Group's adjusted earnings were $493 million, or $1.23 per share, for the third quarter of 2007, compared with $460 million, or $1.15 per share, for the third quarter of 2006.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as inputs in determining whether performance targets are met for performance-based compensation under the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"FPL Group performed well in the third quarter delivering very good results overall, driven again by the strength of our competitive energy subsidiary FPL Energy," said Lew Hay, chairman and chief executive officer of FPL Group. "FPL Group's adjusted per share results grew approximately 7 percent over last year's comparable period, while FPL Energy's contributions to our adjusted earnings per share grew 25 percent. The earnings growth at FPL Energy reflects growth from the existing portfolio and new asset additions, as well as strong results from wholesale marketing activities. Earnings from our electric utility, Florida Power & Light, were essentially flat, although customer growth rates continued in line with historic averages.

"With three quarters of the year now behind us, FPL Group remains well positioned to deliver another very good year financially. We expect 2007 results to be at or near the top end of our previously announced earnings expectation range, which equates to approximately $3.45 per share. While Florida Power & Light will be challenged to meet its original expectations, this will be more than compensated for by the very strong performance at FPL Energy. FPL Group's growth profile for 2008 and beyond is extremely bright, and we believe average adjusted EPS growth of at least 10 percent per year from 2006 to 2012 is achievable with our existing growth plans."

Florida Power & Light Company
Florida Power & Light reported third quarter net income of $326 million or $0.81 per share, compared to $328 million, or $0.82 per share, for the prior-year quarter.

Customer growth continued at a strong pace despite the slowdown in new home construction. In the last 12 months, the average number of Florida Power & Light accounts increased by 90,000 or 2.0 percent, which is in line with Florida Power & Light's long-term historical growth rate.

Retail sales of electricity increased 3.5 percent during the third quarter, with average customer usage up 1.5 percent. The impact of weather in the quarter was more complex than usual: higher than normal temperatures increased average usage, but this was roughly offset by the impact of precipitation. Frequent afternoon rain in South Florida in all three months of the quarter reduced peak loads and energy consumption. With these offsetting impacts, no clear trend in weather-adjusted customer usage growth was apparent.

For the third quarter, Florida Power & Light's 2007 O&M expenses were $378 million, up $43 million from the prior year figures. Higher distribution, nuclear, fossil generation, and employee benefits costs all contributed to the higher O&M levels. These same areas are expected to drive annual O&M comparisons, as well.

Florida Power & Light continues to expect its Storm Secure® program to be an important driver of both O&M and capital spending in 2007 and beyond. For the next few years, the company expects to spend about $50 million in O&M per year and about $100 million to $150 million per year in capital for this long-term program to harden infrastructure and increase resilience to hurricane impacts.

Depreciation in the third quarter fell $3 million to $194 million as higher transmission and distribution and generation depreciation, which includes the impact from the recent addition of the Turkey Point Unit 5 were more than offset by reductions in certain amounts recovered through the capacity clause. Underlying base depreciation increased by $7 million.

During the quarter, Florida Power & Light filed a petition for determination of need with the Florida Public Service Commission (PSC), proposing the addition of approximately 400 megawatts of capacity to its existing Turkey Point and St. Lucie nuclear power plants. Subject to a number of factors, including timely regulatory approvals, this added capacity is expected to be in place by the end of 2012. In addition, Florida Power & Light filed a petition for determination of need with the PSC for the addition of two new nuclear power units at its existing Turkey Point site. If approved and developed, this project will add between 2,200 and 3,000 megawatts of emission-free capacity to the company's generating fleet by 2020 and will produce enough energy each year to power the needs of over 1 million residential customers.

In addition to expanding its nuclear generation capacity, Florida Power & Light also announced plans in the third quarter to build new solar thermal generation and to deploy a smart network.

Florida Power & Light's solar plans call for building a 10-megawatt solar thermal demonstration facility in Florida. Subject to meeting agreed-upon cost and technical specifications, as well as gaining regulatory and related approvals, Florida Power & Light's solar thermal capacity will then be expanded to 300 megawatts. Also as part of its efforts to increase renewable energy capacity, Florida Power & Light will soon open the state's largest photovoltaic solar power facility in Sarasota County and is planning to test wind turbines next year at another site along the Atlantic coast.

Florida Power & Light also announced plans to install a smart network throughout its service territory utilizing state-of-the-art technology. This new smart network will allow customers to view their energy consumption online and provide two-way communication between the company and customer. In addition, this network will enhance power outage identification and enhance energy management capabilities and time of use pricing.

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported third quarter net income on a GAAP basis of $220 million or $0.55 per share, compared to $218 million, or $0.55 per share, in the prior year quarter. FPL Energy's net income for the third quarter of 2007 included a net unrealized after-tax gain of $40 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's third quarter included a net unrealized after-tax gain of $74 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, adjusted earnings for FPL Energy were $180 million, or $0.45 per share, compared to $144 million, or $0.36 per share, in 2006.

FPL Energy's growth in adjusted earnings in the third quarter was driven by several factors: increases in pricing at some of its existing merchant assets, as older below-market hedges rolled off; contributions from new assets added in the last twelve months; strong performance from the merchant portfolio overall; and very strong results from power marketing activities. These favorable drivers were partially offset by increases in overhead costs to support the growth of the business and increased interest expense.

FPL Energy's industry-leading wind development and construction program continues to make excellent progress. During the third quarter, FPL Energy brought online more than 550 megawatts of new wind projects in Texas, Colorado and Iowa and expects to add in total more than 1,000 megawatts to its wind portfolio by the end of the year, well above the expectations set out at this time last year.

Looking ahead, FPL Energy is well-positioned for future sustained growth. With a strong pipeline of projects already in place, a proven project development, construction and operations organization and the ability to increase the scale and scope of its activities, FPL Energy expects to add 8,000 to 10,000 megawatts of new wind projects to its portfolio within the 2007 to 2012 timeframe.

Also contributing to future growth will be expansion of the company's nuclear portfolio. In September, FPL Energy completed its previously announced acquisition of the 1,023-megawatt Point Beach nuclear power plant in Wisconsin. All of the power from Point Beach is being sold under a long-term power purchase contract to We Energies through the current license terms of 2030 for Unit 1 and 2033 for Unit 2. The power from Point Beach is competitively priced and escalates each year of the contract. In addition, FPL Energy expects to implement a power uprate at both units in the 2010/2011 timeframe that is expected to add approximately 134 megawatts to the existing plant output.

FPL Energy is also pursuing additional growth opportunities, such as new solar generation and targeted transmission projects, and is exploring greenfield natural gas generation in its core markets. The company continues to screen for possible additions to the portfolio through asset acquisitions.

The company is well positioned relative to commodity price fundamentals, with long- term upside exposure to increases in natural gas prices. FPL Energy's portfolio is also well positioned to address the increasing focus on global climate change and renewable energy, both at the national and state levels.

Corporate and Other

Corporate and Other reduced net income by $13 million or $0.03 per share for the third quarter of 2007, primarily driven by interest expense.

Outlook

"At FPL Group we have put into place the foundation to deliver a sustained period of above-average growth, with a very moderate risk profile, supported by one of the strongest financial positions in the industry. As such, we expect average annual adjusted earnings per share growth of at least 10 percent for the period 2006 through 2012," said Hay.

"Our growth prospects for 2008 are excellent and are heavily driven by the wind assets being placed into service in 2007, around which we have a high degree of visibility, as well as by the introduction to the FPL Energy fleet of Point Beach. The prospect of continued strong growth at FPL Energy as well as moderate growth at Florida Power & Light leads to a revised expectation for FPL Group 2008 adjusted EPS of $3.83 to $3.93. Prospects for 2009 are equally bright, and we believe a range of $4.15 to $4.35 for 2009 adjusted EPS is reasonable, based on the drivers we can see today."

As always, FPL Group's earnings expectations assume normal weather and operating conditions and exclude the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time.

As previously announced, FPL Group's third quarter earnings conference call is scheduled for 9 a.m. ET on Tuesday, Oct. 30, 2007. The web cast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For persons unable to listen to the live web cast, a replay will be available for 30 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of nearly $16 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 27 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves 4.5 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com , www.FPL.com  and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry and environmental matters.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the Energy Policy Act of 2005 (2005 Energy Act) and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the legislatures and utility commissions of other states in which FPL Group has operations, and the Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, climate change, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout our generation fleets unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel and the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks.  FPL Group provides full energy and capacity requirements services and engages in trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital Inc and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Three Months Ended September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 3,445	$ 1,090	$ 40	$ 4,575

Operating Expenses
Fuel, purchased power and interchange	1,969	457	17	2,443
Other operations and maintenance	378	187	17	582
Disallowed storm costs	-	-	-	-
Storm cost amortization	19	-	-	19
Merger-related	-	-	-	-
Depreciation and amortization	194	112	4	310
Taxes other than income taxes	294	25	2	321

Total operating expenses	2,854	781	40	3,675

Operating Income (Loss)	591	309	-	900

Other Income (Deductions)
Interest charges	(83)	(76)	(35)	(194)
Equity in earnings of equity method investees	-	36	-	36
Allowance for equity funds used during construction	4	-	-	4
Other - net	(1)	9	6	14

Total other income (deductions) - net	(80)	(31)	(29)	(140)

Income (Loss) Before Income Taxes	511	278	(29)	760

Income Tax Expense (Benefit)	185	58	(16)	227

Net Income (Loss)	$ 326	$ 220	$ (13)	$ 533

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 326	$ 220	$ (13)	$ 533

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(40)	-	(40)

Adjusted Earnings (Loss)	$ 326	$ 180	$ (13)	$ 493

Earnings (Loss) Per Share (assuming dilution)	$ 0.81	$ 0.55	$ (0.03)	$ 1.33
Adjusted Earnings (Loss) Per Share	$ 0.81	$ 0.45	$ (0.03)	$ 1.23
Weighted-average shares outstanding (assuming dilution)				401

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended September 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 3,513	$ 1,143	$ 38	$ 4,694

Operating Expenses
Fuel, purchased power and interchange	2,080	559	17	2,656
Other operations and maintenance	335	152	14	501
Disallowed storm costs	-	-	-	-
Storm cost amortization	44	-	-	44
Merger-related	-	-	11	11
Depreciation and amortization	197	94	6	297
Taxes other than income taxes	292	20	1	313

Total operating expenses	2,948	825	49	3,822

Operating Income (Loss)	565	318	(11)	872

Other Income (Deductions)
Interest charges	(69)	(69)	(41)	(179)
Equity in earnings of equity method investees	-	42	-	42
Allowance for equity funds used during construction	6	-	-	6
Other - net	5	9	3	17

Total other income (deductions) - net	(58)	(18)	(38)	(114)

Income (Loss) Before Income Taxes	507	300	(49)	758

Income Tax Expense (Benefit)	179	82	(30)	231

Net Income (Loss)	$ 328	$ 218	$ (19)	$ 527

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 328	$ 218	$ (19)	$ 527

Adjustments, net of income taxes:
Merger - related costs	-	-	7	7
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(74)	-	(74)

Adjusted Earnings (Loss)	$ 328	$ 144	$ (12)	$ 460

Earnings (Loss) Per Share (assuming dilution)	$ 0.82	$ 0.55	$ (0.05)	$ 1.32
Adjusted Earnings (Loss) Per Share	$ 0.82	$ 0.36	$ (0.03)	$ 1.15
Weighted-average shares outstanding (assuming dilution)				398

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Nine Months Ended September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 8,798	$ 2,658	$ 123	$ 11,579

Operating Expenses
Fuel, purchased power and interchange	5,081	1,084	56	6,221
Other operations and maintenance	1,074	537	48	1,659
Disallowed storm costs	-	-	-	-
Storm cost amoritization	60	-	-	60
Merger-related	-	-	-	-
Depreciation and amortization	576	326	12	914
Taxes other than income taxes	786	75	2	863

Total operating expenses	7,577	2,022	118	9,717

Operating Income (Loss)	1,221	636	5	1,862

Other Income (Deductions)
Interest charges	(224)	(221)	(107)	(552)
Equity in earnings of equity method investees	-	67	-	67
Allowance for equity funds used during construction	17	-	-	17
Other - net	7	24	23	54

Total other income (deductions) - net	(200)	(130)	(84)	(414)

Income (Loss) Before Income Taxes	1,021	506	(79)	1,448

Income Tax Expense (Benefit)	358	38	(36)	360

Net Income (Loss)	$ 663	$ 468	$ (43)	$ 1,088

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 663	$ 468	$ (43)	$ 1,088

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	28	-	28

Adjusted Earnings (Loss)	$ 663	$ 496	$ (43)	$ 1,116

Earnings (Loss) Per Share (assuming dilution)	$ 1.66	$ 1.17	$ (0.11)	$ 2.72
Adjusted Earnings (Loss) Per Share	$ 1.66	$ 1.24	$ (0.11)	$ 2.79
Weighted-average shares outstanding (assuming dilution)				400

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Nine Months Ended September 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 9,096	$ 2,866	$ 125	$ 12,087

Operating Expenses
Fuel, purchased power and interchange	5,369	1,451	63	6,883
Other operations and maintenance	1,024	426	44	1,494
Disallowed storm costs	54	-	-	54
Storm cost amortization	114	-	-	114
Merger-related	-	-	21	21
Depreciation and amortization	589	272	17	878
Taxes other than income taxes	796	63	4	863

Total operating expenses	7,946	2,212	149	10,307

Operating Income (Loss)	1,150	654	(24)	1,780

Other Income (Deductions)
Interest charges	(212)	(197)	(117)	(526)
Equity in earnings of equity method investees	-	83	-	83
Allowance for equity funds used during construction	15	-	-	15
Other - net	12	25	7	44

Total other income (deductions) - net	(185)	(89)	(110)	(384)

Income (Loss) Before Income Taxes	965	565	(134)	1,396

Income Tax Expense (Benefit)	333	103	(53)	383

Net Income (Loss)	$ 632	$ 462	$ (81)	$ 1,013

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 632	$ 462	$ (81)	$ 1,013

Adjustments, net of income taxes:
Merger - related costs	-	-	13	13
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(77)	-	(77)

Adjusted Earnings (Loss)	$ 632	$ 385	$ (68)	$ 949

Earnings (Loss) Per Share (assuming dilution)	$ 1.60	$ 1.17	$ (0.21)	$ 2.56
Adjusted Earnings (Loss) Per Share	$ 1.60	$ 0.98	$ (0.18)	$ 2.40
Weighted-average shares outstanding (assuming dilution)				396

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 25,297	$ 11,641	$ 250	$ 37,188
Nuclear fuel	560	458	-	1,018
Construction work in progress	931	761	7	1,699
Less accumulated depreciation and amortization	(10,056)	(1,998)	(137)	(12,191)

Total property, plant and equipment - net	16,732	10,862	120	27,714

Current Assets
Cash and cash equivalents	56	151	143	350
Customer receivables, net of allowances	1,098	598	15	1,711
Other receivables, net of allowances	118	192	(160)	150
Materials, supplies and fossil fuel inventory - at avg. cost	584	278	6	868
Regulatory assets:
Deferred clause and franchise expenses	108	-	-	108
Securitized storm-recovery costs/storm reserve deficiency	85	-	-	85
Derivatives	346	-	-	346
Other	-	-	4	4
Derivatives	17	220	1	238
Other	286	231	7	524

Total current assets	2,698	1,670	16	4,384

Other Assets
Special use funds	2,510	989	1	3,500
Pension plan assets - net	914	-	752	1,666
Other investments	7	304	155	466
Regulatory assets:
Securitized storm-recovery costs/storm reserve deficiency	740	-	-	740
Unamortized loss on reacquired debt	36	-	-	36
Derivatives	26	-	-	26
Deferred clause expenses	143	-	-	143
Other	54	-	40	94
Other	241	459	102	802

Total other assets	4,671	1,752	1,050	7,473

Total Assets	$ 24,101	$ 14,284	$ 1,186	$ 39,571

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,319	5,420	(5,109)	4,630
Retained earnings	1,411	1,720	2,735	5,866
Accumulated other comprehensive income	-	18	97	115

Total common shareholders' equity	7,103	7,158	(3,646)	10,615
Long-term debt	4,671	2,741	3,432	10,844

Total capitalization	11,774	9,899	(214)	21,459

Current Liabilities
Commercial paper	810	-	507	1,317
Current maturities of long-term debt	241	904	506	1,651
Accounts payable	831	442	6	1,279
Customer deposits	525	8	1	534
Accrued interest and taxes	722	99	(237)	584
Regulatory liabilities:
Deferred clause and franchise revenues	28	-	-	28
Pension	-	-	17	17
Derivatives	336	211	-	547
Other	471	444	-	915

Total current liabilities	3,964	2,108	800	6,872

Other Liabilities and Deferred Credits
Asset retirement obligations	1,636	487	-	2,123
Accumulated deferred income taxes	2,503	1,066	58	3,627
Regulatory liabilities:
Accrued asset removal costs	2,113	-	-	2,113
Asset retirement obligation regulatory expense difference	922	-	-	922
Pension	-	-	518	518
Other	236	-	-	236
Derivatives	27	188	-	215
Other	926	536	24	1,486

Total other liabilities and deferred credits	8,363	2,277	600	11,240

Commitments and Contingencies

Total Capitalization and Liabilities	$ 24,101	$ 14,284	$ 1,186	$ 39,571

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 24,150	$ 9,689	$ 232	$ 34,071
Nuclear fuel	423	265	-	688
Construction work in progress	1,113	270	10	1,393
Less accumulated depreciation and amortization	(9,848)	(1,679)	(126)	(11,653)

Total property, plant and equipment - net	15,838	8,545	116	24,499

Current Assets
Cash and cash equivalents	64	92	464	620
Customer receivables, net of allowances	872	389	18	1,279
Other receivables, net of allowances	221	232	(76)	377
Materials, supplies and fossil fuel inventory - at avg. cost	558	219	8	785
Regulatory assets:
Deferred clause and franchise expenses	167	-	-	167
Securitized storm recovery-costs/storm reserve deficiency	106	-	-	106
Derivatives	921	-	-	921
Other	-	-	3	3
Derivatives	4	372	-	376
Other	202	158	5	365

Total current assets	3,115	1,462	422	4,999

Other Assets
Special use funds	2,264	561	(1)	2,824
Pension plan assets - net	857	-	751	1,608
Other investments	8	389	136	533
Regulatory assets:
Securitized storm-recovery costs/storm reserve deficiency	762	-	-	762
Unamortized loss on reacquired debt	39	-	-	39
Derivatives	1	-	-	1
Deferred clause expenses	-	-	-	-
Other	36	-	43	79
Other	153	414	80	647

Total other assets	4,120	1,364	1,009	6,493

Total Assets	$ 23,073	$ 11,371	$ 1,547	$ 35,991

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,695	(4,458)	4,555
Retained earnings	1,848	1,252	2,156	5,256
Accumulated other comprehensive income	-	17	98	115

Total common shareholders' equity	7,539	5,964	(3,573)	9,930
Long-term debt	4,214	2,490	2,887	9,591

Total capitalization	11,753	8,454	(686)	19,521

Current Liabilities
Commercial paper	630	-	467	1,097
Current maturities of long-term debt	-	572	1,073	1,645
Accounts payable	735	322	3	1,060
Customer deposits	500	10	-	510
Accrued interest and taxes	281	54	(33)	302
Regulatory liabilities:
Deferred clause and franchise revenues		-	-	37
Pension	-	-	17	17
Derivatives	780	361	3	1,144
Other	423	237	21	681

Total current liabilities	3,386	1,556	1,551	6,493

Other Liabilities and Deferred Credits
Asset retirement obligations	1,572	248	-	1,820
Accumulated deferred income taxes	2,561	907	(36)	3,432
Regulatory liabilities:
Accrued asset removal costs	2,044	-	-	2,044
Asset retirement obligation regulatory expense difference	868	-	-	868
Pension	-	-	531	531
Other	209	-	-	209
Derivatives	1	107	(1)	107
Other	679	99	188	966

Total other liabilities and deferred credits	7,934	1,361	682	9,977

Commitments and Contingencies

Total Capitalization and Liabilities	$ 23,073	$ 11,371	$ 1,547	$ 35,991

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)

Nine Months Ended September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 663	$ 468	$ (43)	$ 1,088
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	576	326	12	914
Nuclear fuel amortization	64	39	-	103
Recoverable storm-related costs of FPL	(14)	-	-	(14)
Storm cost amortization	60	-	-	60
Unrealized (gains) losses on marked to market energy contracts	-	51	-	51
Deferred income taxes	111	145	(7)	249
Cost recovery clauses and franchise fees	(94)	-	-	(94)
Change in prepaid option premiums	117	15	-	132
Equity in earnings of equity method investees	-	(67)	-	(67)
Distributions of earnings from equity method investees	-	128	-	128
Changes in operating assets and liabilities:
Customer receivables	(226)	(209)	4	(431)
Other receivables	(18)	18	4	4
Materials, supplies and fossil fuel inventory	(26)	(1)	1	(26)
Other current assets	(53)	(10)	4	(59)
Other assets	(51)	(8)	(27)	(86)
Accounts payable	108	91	4	203
Customer deposits	25	(1)	-	24
Margin cash deposits	79	21	(1)	99
Income taxes	293	47	(242)	98
Interest and other taxes	219	24	3	246
Other current liabilities	4	(1)	(1)	2
Other liabilities	10	(39)	29	-
Other - net	45	38	39	122

Net cash provided by (used in) operating activities	1,892	1,075	(221)	2,746

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,285)	-	-	(1,285)
Independent power investments	-	(2,162)	-	(2,162)
Nuclear fuel purchases	(169)	(54)	-	(223)
Other capital expenditures	-	-	(26)	(26)
Proceeds from sale of securities in special use funds	1,636	174	-	1,810
Purchases of securities in special use funds	(1,823)	(187)	-	(2,010)
Proceeds from sale of other securities	-	-	117	117
Purchases of other securities	-	-	(131)	(131)
Other - net	2	12	14	28

Net cash provided by (used in) investing activities	(1,639)	(2,217)	(26)	(3,882)

Cash Flows From Financing Activities
Issuances of long-term debt	934	691	1,031	2,656
Retirements of long-term debt	(250)	(173)	(1,075)	(1,498)
Proceeds from purchased Corporate Units	-	-	-	-
Payments to terminate Corporate Units	-	-	-	-
Net change in short-term debt	179	-	41	220
Issuances of common stock	-	-	36	36
Dividends on common stock	-	-	(490)	(490)
Dividends & capital distributions from (to) FPL Group - net	(1,100)	724	376	-
Other - net	(24)	(41)	7	(58)

Net cash provided by (used in) financing activities	(261)	1,201	(74)	866

Net increase (decrease) in cash and cash equivalents	(8)	59	(321)	(270)
Cash and cash equivalents at beginning of period	64	92	464	620

Cash and cash equivalents at end of period	$ 56	$ 151	$ 143	$ 350

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)

Nine Months Ended September 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 632	$ 462	$ (81)	$ 1,013
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	557	272	17	846
Nuclear fuel amortization	68	32	-	100
Recoverable storm-related costs of FPL	(326)	-	-	(326)
Storm cost amortization	114	-	-	114
Unrealized (gains) losses on marked to market energy contracts	-	(142)	-	(142)
Deferred income taxes	36	200	99	335
Cost recovery clauses and franchise fees	592	-	-	592
Change in prepaid option premiums	(87)	(6)	-	(93)
Equity in earnings of equity method investees	-	(83)	-	(83)
Distribution of earnings from equity method investees	-	57	-	57
Changes in operating assets and liabilities:
Customer receivables	(425)	(55)	6	(474)
Other receivables	20	53	(6)	67
Materials, supplies and fossil fuel inventory	(106)	(86)	-	(192)
Other current assets	(15)	3	5	(7)
Other assets	(68)	(7)	(29)	(104)
Accounts payable	(81)	(55)	(15)	(151)
Customer deposits	44	1	(1)	44
Margin cash deposits	(430)	20	(1)	(411)
Income taxes	447	(104)	(332)	11
Interest and other taxes	234	16	7	257
Other current liabilities	(19)	(5)	(3)	(27)
Other liabilities	13	10	19	42
Other - net	(8)	(130)	90	(48)

Net cash provided by (used in) operating activities	1,192	453	(225)	1,420

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,303)	-	-	(1,303)
Independent power investments	-	(1,375)	-	(1,375)
Nuclear fuel purchases	(54)	(87)	-	(141)
Other capital expenditures	-	-	(20)	(20)
Proceeds from sale of securities in nuclear decommissioning funds	2,203	360	-	2,563
Purchases of securities in nuclear decommissioning funds	(2,251)	(370)	-	(2,621)
Proceeds from sale of other securities	-	-	56	56
Purchases of other securities	-	-	(74)	(74)
Other - net	-	8	1	9

Net cash provided by (used in) investing activities	(1,405)	(1,464)	(37)	(2,906)

Cash Flows From Financing Activities
Issuances of long-term debt	938	204	1,680	2,822
Retirements of long-term debt	(135)	(144)	(1,100)	(1,379)
Proceeds from purchased Corporate Units	-	-	210	210
Payments to terminate Corporate Units	-	-	(258)	(258)
Net change in short-term debt	(581)	-	401	(180)
Issuances of common stock	-	-	312	312
Dividends on common stock	-	-	(445)	(445)
Dividends & capital distributions from (to) FPL Group - net	-	900	(900)	-
Other - net	(1)	31	3	33

Net cash provided by (used in) financing activities	221	991	(97)	1,115

Net increase (decrease) in cash and cash equivalents	8	(20)	(359)	(371)
Cash and cash equivalents at beginning of period	56	83	391	530

Cash and cash equivalents at end of period	$ 64	$ 63	$ 32	$ 159

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended September 30,

	2007	2006

Florida Power & Light Company	$ 0.81	$ 0.82
FPL Energy, LLC	0.55	0.55
Corporate and Other	(0.03)	(0.05)

Earnings Per Share	$ 1.33	$ 1.32

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 1.33	$ 1.32

Merger - related costs	-	0.02
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	(0.10)	(0.19)

Adjusted Earnings Per Share	$ 1.23	$ 1.15

	Nine Months Ended September 30,

	2007	2006

Florida Power & Light Company	$ 1.66	$ 1.60
FPL Energy, LLC	1.17	1.17
Corporate and Other	(0.11)	(0.21)

Earnings Per Share	$ 2.72	$ 2.56

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 2.72	$ 2.56

Merger - related costs	-	0.03
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	0.07	(0.19)

Adjusted Earnings Per Share	$ 2.79	$ 2.40

2006 amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date

FPL Group - 2006 Earnings Per Share	$ 0.64	$ 0.60	$ 1.32		$ 2.56

Florida Power & Light - 2006 Earnings Per Share	0.31	0.46	0.82		1.60
Customer growth	0.03	0.03	0.03		0.09
Usage due to weather	0.01	(0.11)	-		(0.11)
Underlying usage growth and price mix	(0.01)	0.05	0.03		0.05
Base rate adjustment for Turkey Point Unit No. 5	-	0.04	0.06		0.09
O&M expense	-	(0.01)	(0.05)		(0.05)
Depreciation expense	(0.01)	(0.01)	(0.01)		(0.03)
Storm disallowance	-	0.07	-		0.07
AFUDC	0.01	-	-		0.01
Interest expense (gross)	-	0.01	(0.01)		-
Share dilution	(0.01)	-	(0.01)		(0.02)
Other	(0.01)	-	(0.05)		(0.04)

Florida Power & Light - 2007 Earnings Per Share	0.32	0.53	0.81		1.66

FPL Energy - 2006 Earnings Per Share	0.39	0.23	0.55		1.17
New investments	0.06	0.04	0.02		0.13
Existing assets	-	0.07	0.05		0.13
Asset optimization and trading	0.07	0.01	0.03		0.11
Non-qualifying hedges impact	(0.38)	0.20	(0.09)		(0.26)
Share dilution	(0.01)	-	-		(0.01)
Other, including interest expense	(0.02)	(0.04)	(0.01)		(0.10)

FPL Energy - 2007 Earnings Per Share	0.11	0.51	0.55		1.17

Corporate and Other - 2006 Earnings Per Share	(0.06)	(0.09)	(0.05)		(0.21)
FPL FiberNet	-	-	-		0.02
Merger - related costs	0.01	0.01	0.02		0.03
Share dilution	0.01	(0.01)	-		-
Other, including interest expense	(0.01)	0.06	-		0.05

Corporate and Other - 2007 Earnings Per Share	(0.05)	(0.03)	(0.03)		(0.11)

FPL Group - 2007 Earnings Per Share	$ 0.38	$ 1.01	$ 1.33		$ 2.72

2006 amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.
The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)

September 30, 2007	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 2,009	$ 850
Project debt:
Natural gas-fired assets	320
Wind assets	1,903
Hydro assets	700
Storm Securitization Debt	652
Debt with partial corporate support:
Natural gas-fired assets	335
Other long-term debt, including current maturities, and
commercial paper[3]	7,893	7,893

Total debt	13,812	8,743
Junior Subordinated Debentures[2]		1,159
Common shareholders' equity	10,615	10,615

Total capitalization, including debt due within one year	$ 24,427	$ 20,517

Debt ratio	57%	43%

December 31. 2006	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 1,009	$ 350
Project debt:
Natural gas-fired assets	353
Wind assets	2,026
Debt with partial corporate support:
Natural gas-fired assets	341
Other long-term debt, including current maturities, and
commercial paper[3]	8,604	8,604

Total debt	12,333	8,954
Junior Subordinated Debentures[2]		659
Common shareholders' equity	9,930	9,930

Total capitalization, including debt due within one year	$ 22,263	$ 19,543

Debt ratio	55%	46%

1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures)
3 Includes premium and discount on all debt issuances

FPL Group, Inc.
Long-Term Debt and Commercial Paper
Schedule as of September 30, 2007
(unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	6.000	06/01/08	$ 200	$ 200	$ -
First Mortgage Bonds	5.875	04/01/09	225	-	225
First Mortgage Bonds	4.850	02/01/13	400	-	400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300

Total First Mortgage Bonds			3,665	200	3,465

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79

Total Revenue Refunding Bonds			94	-	94

Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52

Total Pollution Control Bonds			493	-	493

Industrial Bonds:
Dade	VAR	06/01/21	46	-	46

Total Industrial Bonds			46	-	46
Storm Securitization Bonds					-
Storm Securitization Bonds	5.053	02/01/11	124	41	83
Storm Securitization Bonds	5.044	08/01/13	140	-	140
Storm Securitization Bonds	5.127	08/01/15	100	-	100
Storm Securitization Bonds	5.256	08/01/19	288	-	288

Total Storm Securitization Bonds			652	41	611
Unamortized discount			(38)	-	(38)

TOTAL FLORIDA POWER & LIGHT			4,912	241	4,671
FPL Group Capital
Debentures:
Debentures (B Equity Units)	5.551	02/16/08	506	506	-
Debentures	7.375	06/01/09	225	-	225
Debentures	7.375	06/01/09	400	-	400
Debentures	5.625	09/01/11	600	-	600
Debentures (Junior Subordinated)	5.875	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.650	06/15/67	400	-	400
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350

Total Debentures			3,740	506	3,234
Term Loans		June 2008	200	-	200
Unamortized discount			(2)	-	(2)
FPL Energy
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	89	12	77
Senior Secured Bonds	6.125	03/25/19	84	8	76
Senior Secured Bonds	6.639	06/20/23	287	29	258
Senior Secured Bonds	5.608	03/10/24	317	22	295
Senior Secured Bonds	7.260	07/20/15	125	-	125
Senior Secured Bonds	6.310	07/10/17	290	-	290
Senior Secured Bonds	6.610	07/10/27	35	-	35
Senior Secured Bonds	6.960	07/10/37	250	-	250

Total Senior Secured Bonds			1,477	71	1,406
Senior Secured Notes	7.520	06/30/19	221	18	203
Senior Secured Notes	7.110	06/28/20	99	5	94
Limited-recourse Senior Secured Notes	7.510	07/20/21	19	1	18
Senior Secured Notes	6.665	01/10/31	176	10	166
Construction Term Facility	VAR	06/30/08	346	346	-
Other Debt:
Other Debt	VAR	12/27/07	323	323	-
Other Debt	8.450	11/30/12	52	8	44
Other Debt	VAR	12/31/17	93	11	82
Other Debt	8.010	12/31/18	3	-	3
Other Debt	Part fixed & AR	11/30/19	256	61	195
Other Debt	VAR	01/31/22	579	50	529

Total Other Debt			1,306	453	853

TOTAL FPL ENERGY			3,644	904	2,740

Commercial Paper:
FPL			810	810	-
Capital			508	508	-

TOTAL FPL GROUP CAPITAL			8,090	1,918	6,172
TOTAL FPL GROUP, INC.			$ 13,812	$ 2,969	$ 10,843

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date

Periods Ended September 30	2007	2006	2007	2006

Energy sales (million kwh)
Residential	17,378	16,675	41,752	41,495
Commercial	12,607	12,230	34,235	33,233
Industrial	938	1,013	2,857	3,032
Public authorities	148	133	439	414
Electric utilities	433	434	1,155	1,191
Increase (decrease) in unbilled sales	340	278	1,099	1,311
Interchange power sales	341	482	1,534	1,825

Total	32,185	31,245	83,071	82,501

Average price (cents/kwh) [1]
Residential	11.49	12.00	11.40	11.90
Commercial	9.85	10.48	9.96	10.53
Industrial	8.41	8.98	8.53	8.90
Total	10.69	11.23	10.64	11.14

Average customer accounts (000's)
Residential	3,989	3,911	3,978	3,897
Commercial	496	480	492	477
Industrial	18	22	20	21
Other	3	3	3	3

Total	4,506	4,416	4,493	4,398

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2007	Normal	2006

Three Months Ended September 30
Cooling degree-days	967	923	896
Heating degree-days	-	-	-
Nine Months Ended September 30
Cooling degree-days	1,511	1,513	1,468
Heating degree-days	142	186	191